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Deloitte & Touche LLP
Suite 1900
250 East Fifth St.
Cincinnati, Ohio 45201-5340

Tel: (513) 784-7100
www.deloitte.com


                                                                 Deloitte
                                                                 & Touche


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of General Cable Corporation on Form S-3 of our report dated January 29, 2003, which contains an unqualified opinion and includes an explanatory paragraph relating to a change in its method of accounting for certain inventory, appearing in the Annual Report on Form 10-K/A of General Cable Corporation for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

September 19, 2003








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Deloitte
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